As filed with the Securities and Exchange Commission on August 7, 2000
                                                    Registration No. 333-37492
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -----------------------------



                                SEACOR SMIT INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                        13-3542736
(State or other jurisdiction of                         (I.R.S. employer
incorporation or organization)                       identification number)



                         11200 RICHMOND AVE., SUITE 400
                              HOUSTON, TEXAS 77082
                                 (713) 782-5990
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          -----------------------------

                                  RANDALL BLANK
                            EXECUTIVE VICE PRESIDENT,
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                     1370 AVENUE OF THE AMERICAS, 25TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 307-6633
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -----------------------------

                                    COPY TO:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

                          -----------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


---------------------- ------------------------- ----------------------- ------------------------ ---------------------------
 Title of Security           Amount to be           Offering Price          Aggregate Offering
  to be Registered          Registered (1)           Per Share (2)              Price (2)            Registration Fee (3)
---------------------- ------------------------- ----------------------- ------------------------ ---------------------------
   Common Stock,
     par value
   $.01 per share           125,414 shares              $41.771                 $5,238,668                 $1,384.00
---------------------- ------------------------- ----------------------- ------------------------ ---------------------------




NY2/905457/08/73293.0004

(1) Share amount adjusted from the Registration Statement on Form S-3 filed on May 19, 2000 to reflect a 3-for-2 stock split effected on June 15, 2000 (the "Stock Split").

(2) Estimated solely for purposes of calculating the amount of the registration fee. This estimate, as amended to reflect the Stock Split, has been calculated in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low sales prices per share reported on the New York Stock Exchange on May 12, 2000.

(3) Amount already paid in connection with the initial filing of the Registration Statement on Form S-3 filed on May 19, 2000.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell any shares of the common stock until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.



                   Subject to completion, dated August 7, 2000



                                   PROSPECTUS


                                SEACOR SMIT INC.


                                 125,414 Shares
                                       of
                                  Common Stock



                              ---------------------



         o The selling shareholders named on page 8 are selling 125,414 shares of our common stock.

         o Our common stock is listed on the New York Stock Exchange under the symbol "CKH." On August 4, 2000, the last reported sale price of the common stock was $40.94 per share.


INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.


                                 ---------------



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


                                 ---------------




                  The date of this prospectus is August , 2000.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

About SEACOR SMIT Inc. ..............................................     1

Risk Factors.........................................................     1

Where You Can Find
  More Information...................................................     6


Incorporation of
  Documents by Reference.............................................     6


Forward-Looking Statements...........................................     7

Use of Proceeds......................................................     7

Selling Shareholders.................................................     7


Plan of Distribution.................................................     9


Legal Matters........................................................    10

Experts..............................................................    11

                             ABOUT SEACOR SMIT INC.

           We are a major provider of offshore marine services to the oil and gas exploration and production industry. We are also one of the leading providers of oil spill response services to owners of tank vessels and oil storage, processing, and handling facilities, and own a majority equity interest in companies that own and operate mobile offshore jackup drilling rigs.

           Additional information regarding SEACOR, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 6 and "Incorporation of Documents by Reference" on page 6.

           Our executive offices are located at 11200 Richmond Ave, Suite 400, Houston, Texas 77082 and our telephone number is (713) 782-5990.


                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THIS SECTION INCLUDES SOME FORWARD-LOOKING STATEMENTS.

A SIGNIFICANT OR PROLONGED DECLINE IN OIL AND GAS PRICES WOULD LIKELY REDUCE THE LEVEL OF EXPLORATION AND DEVELOPMENT OF OFFSHORE AREAS, WHICH WOULD RESULT IN A LOWER DEMAND FOR OUR OFFSHORE MARINE SERVICES AND DRILLING RIGS.

           Activity in the offshore oil and gas exploration and production industry has a significant impact on our offshore vessel operations and the operations of Chiles Offshore LLC, our 55% owned drilling rig subsidiary. Factors that affect the level of exploration and development of offshore areas include both short-term and long-term trends in oil and gas prices and local policies that influence drilling activities. In recent years, oil and gas prices have been extremely volatile and, as a result, the level of offshore exploration and drilling activity also has been extremely volatile. Reductions in oil and gas prices generally result in decreased drilling and production and corresponding decreases in demand for our offshore vessel services and Chiles' drilling rigs. Decreased demand for these services and drilling rigs would reduce our revenue and profitability.

WE RELY ON SEVERAL CUSTOMERS FOR A SIGNIFICANT SHARE OF OUR REVENUES. THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

           Customers of our offshore marine services are primarily the major oil companies and large independent oil and gas exploration and production companies. The portion of our revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, our ability to meet the customer's needs, and other factors, many of which are beyond our control. During 1999, we received approximately 10% of our offshore marine service operating revenues from Chevron Corporation. During 1999, National Response Corporation, our oil spill response service subsidiary, received approximately 25% of its environmental retainer revenue from Coastal Refining and Marketing, Inc. and 13% from Citgo Petroleum Corporation, its two largest customers.

WE MAY INCUR SIGNIFICANT COSTS, LIABILITIES AND PENALTIES IN COMPLYING WITH GOVERNMENT REGULATIONS.

           Government regulation, such as international conventions, federal and state laws and regulations in jurisdictions where our vessels operate or are registered, have a significant impact on our offshore marine and environmental response businesses. These regulations relate to worker health and safety, the manning, construction and operation of vessels, oil spills and other aspects of environmental protection. We believe that we are in material compliance with the laws and regulations applicable to our operations.

           Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in our business. If this happens, it could have a substantial negative impact on our profitability and financial position. We cannot predict whether we will incur such costs or penalties in the future.

WE FACE INTENSE COMPETITION, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE OUR MARKET SHARE AND OUR REVENUES.

           Our businesses operate in highly competitive industries. High levels of competition could reduce our revenues, increase our expenses and reduce our profitability.

           In addition to price, service and reputation, important competitive factors for offshore supply fleets include: customers' national flag preference, operating conditions and intended use (all of which determine the suitability of available vessels), complexity of logistical support needs and presence of equipment in the appropriate geographical locations.

           The important competitive factors in the environmental services business are price, service, reputation, experience and operating capabilities. In addition, we believe that the absence of uniform environmental regulation and enforcement on international, federal and state levels has lowered barriers to entry in several market segments and increased the number of competitors. Our oil spill response business faces competition from the Marine Spill Response Corporation (a non-profit corporation funded by the major integrated oil companies), other industry cooperatives and smaller contractors who target specific market niches.

           In the contract drilling business, customers generally award contracts on a competitive bid basis and contractors can move rigs from areas of low utilization and day rates to areas of greater activity and higher day rates. We believe that, as a result, competition for drilling contracts will continue to be intense for the foreseeable future. Decreases in drilling activity in a major market could depress day rates and could reduce utilization of our rigs. Substantially all of our competitors in the business of providing jackup drilling services have substantially larger fleets and are more established as drilling contractors.

AN INCREASE IN SUPPLY OF OFFSHORE MARINE VESSELS WOULD LIKELY HAVE A NEGATIVE EFFECT ON THE CHARTER RATES FOR OUR VESSELS, WHICH COULD REDUCE OUR EARNINGS.

           Expansion of the worldwide offshore marine fleet would increase competition in the markets where we operate. Increased refurbishment of disused or "mothballed" vessels, conversion of vessels from uses other than oil support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity would lower charter rates and result in a corresponding reduction in our revenues and profitability.

MARINE-RELATED RISKS COULD LEAD TO THE DISRUPTION OF OUR OFFSHORE MARINE SERVICES AND TO OUR INCURRENCE OF LIABILITY.

           The operation of offshore support vessels is subject to various risks, including catastrophic marine disaster, adverse weather and sea conditions, capsizing, grounding, mechanical failure, collision, oil and hazardous substance spills and navigation errors. These risks could endanger the safety of our personnel, vessels, cargo, equipment under tow and other property, as well as the environment. If any of these events were to occur, we could be held liable for resulting damages. In addition, the affected vessels could be removed from service and would not be available to generate revenue.

DRILLING-RELATED RISKS COULD LEAD TO THE DISRUPTION OF OUR DRILLING SERVICES AND TO OUR INCURRENCE OF LIABILITY.

           The operation of offshore jackup drilling rigs by Chiles is subject to various risks, including blowouts, craterings, fires, collisions, groundings of drilling equipment and adverse weather and sea conditions. These hazards could damage the environment, cause personal injury or loss of life and damage or destroy the property and equipment involved. In addition, the rigs face many of the marine-related risks associated with our offshore support vessels. If any of these events were to occur, we could incur substantial liability for oil spills, reservoir damage and other accidents. In addition, the affected rigs could be removed from service and would not be available to generate revenue.

INSURANCE COVERAGE MAY NOT PROTECT US FROM ALL OF THE LIABILITIES THAT COULD ARISE FROM THE RISKS INHERENT IN OUR BUSINESSES.

           We maintain insurance coverage against the risks related to our offshore marine, environmental response and drilling services, which we consider adequate. We have not in the past experienced a loss in excess of policy limits. There can be no assurance, however, that our existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, we could be exposed to substantial liability.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS ARE SUBJECT TO CURRENCY EXCHANGE RISKS.

           To minimize the financial impact of currency fluctuations and risks arising from fluctuations in currency exchange rates, we attempt to contract the majority of our services in U.S. dollars. However, in some of our foreign businesses, we collect revenues and pay expenses in local currency. Because we conduct substantially all of our operations in U.S. dollars, if the value of local currencies decline against the U.S. dollar, our operating revenues in these foreign countries would effectively be reduced. To date, currency fluctuations have not had a material impact on our financial condition or profitability. We engage in certain currency hedging arrangements designed to minimize the effect of fluctuation in pounds sterling, the currency in the United Kingdom, where most of our currency exchange risk arises. There can be no assurance, however, that we will not incur losses in the future as a result of currency exchange rate fluctuations.

MUCH OF OUR OFFSHORE MARINE OPERATIONS ARE CONDUCTED IN FOREIGN COUNTRIES. UNSTABLE POLITICAL, MILITARY AND ECONOMIC CONDITIONS IN THOSE COUNTRIES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

           During 1999, approximately 39% of our offshore marine revenues were derived from foreign operations. These operations are subject to risks, among other things, of political instability, potential vessel seizure, nationalization of assets, currency restrictions, import-export quotas and other forms of public and governmental regulation, all of which are beyond our control. Economic sanctions or an oil embargo in Nigeria, for example, could have a significant negative impact on activity in the oil and gas industry in offshore West Africa, a region in which we operate vessels. Although, historically, our operations have not been affected materially by such conditions or events, it is impossible to predict whether any such conditions or events might develop in the future.

AS OUR VESSELS BECOME OLDER, WE MAY NOT BE ABLE TO MAINTAIN OR REPLACE OUR VESSELS.

           As of December 31, 1999, the average age of vessels we owned was approximately 14.1 years. We believe that after an offshore supply vessel has been in service for approximately 25 years, the expense (which typically increases with age) necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that we can maintain our fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement vessels.

SPILL RESPONSE REVENUE IS DEPENDENT UPON THE MAGNITUDE AND NUMBER OF SPILL RESPONSES.

           National Response's spill response revenue can vary greatly between comparable fiscal periods based on the number and magnitude of spill responses in any given period. As a result, our revenue and profitability attributable to this business may vary greatly from period to period.

A RELAXATION OF OIL SPILL REGULATION OR ENFORCEMENT COULD REDUCE DEMAND FOR OUR SERVICES.

           Our environmental response business is dependent upon the enforcement of regulations promulgated under the federal Oil Pollution Act of 1990 and, to a lesser extent, upon state regulations. Less stringent oil spill regulations or less aggressive enforcement of these regulations would decrease demand for National Response's services. We cannot assure you that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for our oil spill response services could be reduced, which could have a negative impact on our profitability.

NATIONAL RESPONSE RELIES ON BEING CLASSIFIED AS AN "OIL SPILL REMOVAL ORGANIZATION." A CHANGE IN, OR REVOCATION OF, THIS CLASSIFICATION WOULD RESULT IN A LOSS OF BUSINESS.

           National Response is a classified Oil Spill Removal Organization, or an "OSRO." OSRO classification is a voluntary process conducted by the United States Coast Guard. The Coast Guard classifies OSROs based on their overall ability to respond to various types and sizes of oil spills in different operating environments, such as rivers/canals, inland waters and oceans. Coast Guard classified OSROs have a competitive advantage over non-classified service providers. Customers of a classified OSRO are exempt from regulations that would otherwise require them to list their oil spill response resources in filings with the Coast Guard. A loss of National Response's classification or changes in the requirements could eliminate or diminish National Response's ability to provide customers with this exemption. If this happens, we could lose customers, in which case our revenues and profitability could be reduced.

IF A COURT OR OTHER APPLICABLE AUTHORITY DETERMINES THAT WE ACTED WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN PROVIDING SPILL RESPONSE SERVICES, WE COULD BE LIABLE FOR SIGNIFICANT DAMAGES, INCLUDING DAMAGE CAUSED BY OTHERS.

           In providing spill response services, National Response is subject to the federal responder immunity doctrine, otherwise known as the "Good Samaritan" doctrine. Under that doctrine, National Response is held harmless from liability for any spills that result from its response efforts unless it is found to be grossly negligent or to have engaged in willful misconduct. While most of the U.S. states in which National Response provides service have adopted the Good Samaritan doctrine, several states have not. If a court or other applicable authority determines that National Response did not meet the applicable legal standard of conduct in providing spill response services, we could be liable together with the local contractor and the responsible party for any resulting damages.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

           We have not paid any cash dividends to holders of our common stock since our inception in December 1989 and do not intend to pay any such dividends in the foreseeable future. Instead, we intend to retain earnings for working capital and to finance the expansion of our business operations. In addition, as a holding company, our ability to pay any cash dividends is dependent on the earnings and cash flows of our operating subsidiaries and their ability to make funds available to us.

IF WE DO NOT RESTRICT THE AMOUNT OF FOREIGN OWNERSHIP OF OUR COMMON STOCK, WE COULD BE PROHIBITED FROM OPERATING OUR VESSELS IN PARTS OF THE U.S., WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

           We are subject to the Shipping Act, 1916 and the Merchant Marine Act of 1920. These Acts govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the "U.S. coastwise trade" be owned by U.S. citizens and built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S.:

         o        the corporation must be organized under the laws of the U.S.
                  or of a state, territory or possession thereof,

         o each of the chief executive officer and the chairman of the board of directors must be a U.S. citizen (and no officer who is not a U.S. citizen may act in such person's absence),

         o no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and


         o at least 75% of the interest in such corporation must be owned by U.S. "citizens" (as defined in the Acts).

           We would be prohibited from operating our vessels in the U.S. coastwise trade during any period in which we did not comply with these regulations. To facilitate compliance, our certificate of incorporation:



         o limits ownership by foreigners of any class of our capital stock (including our common stock) to 22.5%, so that foreign ownership will not exceed the 25.0% permitted. Under certain circumstances our board of directors may increase this percentage to 24.0%,


         o requires a stock certification system with two types of certificates to aid tracking of ownership, and


         o permits our board of directors to make such determinations to ascertain ownership and implement such limitations as reasonably may be necessary.



                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the New York Stock Exchange.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

           The following documents that we previously filed with the SEC are incorporated by reference:

                  (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000);


                  (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 filed on May 15, 2000 and our Current Report on Form 8-K filed on June 16, 2000; and


                  (3) the description of our common stock contained in our registration statements on Form 8-A filed on November 30, 1992 and October 9, 1996, including any amendment or report filed for the purposes of updating such description.

           We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to SEACOR SMIT Inc., 1370 Avenue of the Americas, 25th Floor, New York, New York 10019, Attention: Corporate Secretary.


                           FORWARD-LOOKING STATEMENTS


           Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," "will," "plans," and other similar words may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from expectations, including those in the section entitled "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. We disclaim any obligation to update any of those statements or to publicly announce any updates or revisions to any of the forward-looking statements contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.


                                 USE OF PROCEEDS

           The shares of common stock are being offered solely for the accounts of the selling shareholders. We will not receive any proceeds from the sale of the shares.

                              SELLING SHAREHOLDERS

           The following table sets forth the name and the number of shares of common stock owned by each selling shareholder. We issued the shares of common stock to the selling shareholders in a private transaction on April 19, 2000 in connection with our acquisition of Putford Enterprises Limited.

           Messrs. S. J. Hashim, N. I. Palmer, R.F. Catchpole, J. K. Cowan and Mrs. P. G. Watson, who were employed by Putford and certain of its subsidiaries as directors prior to such acquisition, continue to be affiliated with Putford after the acquisition. Messrs. Hashim and Palmer continue service on the board of directors of Putford and one of its subsidiaries, Mr. Catchpole serves on the board of Putford and each of these selling shareholders serve on the board of a second Putford subsidiary. Mrs. Watson serves as secretary of each of these companies.

           Because the selling shareholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that each selling shareholder may actually sell or that each selling shareholder will own upon completion of this offering. The amounts identified as "Total Shares to be Sold" assume the selling shareholders dispose of all shares of common stock that they own.

           The shares offered by this prospectus may be offered from time to time by the selling shareholders named below or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided by the selling shareholders and are accurate to the best of our knowledge. It is possible, however, that the selling shareholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

                                         COMMON STOCK OWNED BEFORE                                          COMMON STOCK OWNED
            SELLING SHAREHOLDER                 THE OFFERING               TOTAL SHARES TO BE SOLD          AFTER THE OFFERING
            -------------------                 ------------               -----------------------          ------------------

John R. Hashim                                        193                              193                          0
Simon J. Hashim                                     25,735                           25,735                         0
Paul R. Hashim                                      16,537                           16,537                         0
Dorothy Rainey Settlement (1)                       13,597                           13,597                         0
Luke W. Rainey (1)                                   9,277                            9,277                         0
Louisa V. L. Rainey (1)                              9,258                            9,258                         0
George A. Catchpole (2), (9)                         5,364                            5,364                         0
Robert F. Catchpole (10)                             7,288                            7,288                         0
Richard G. Catchpole (9)                             7,288                            7,288                         0
Helen M. Catchpole (2), (10)                          963                              963                          0
Peter F. Catchpole (3)                               7,072                            7,072                         0
Claire Catchpole Settlement (4)                      4,116                            4,116                         0
Andrew Catchpole Settlement (5)                      4,119                            4,119                         0
Nick Reeve Settlement (6)                            1,498                            1,498                         0
Neville E. Stangroom (7)                             2,062                            2,062                         0
David J. Stangroom (8)                               2,496                            2,496                         0
Ian Palmer                                           1,588                            1,588                         0
Pauline G. Watson                                     699                              699                          0
Keith Cowan                                           699                              699                          0
Audrey Catchpole (3)                                 1,060                            1,060                         0
G. A. Catchpole Trust (9)                             963                              963                          0
H. M. Catchpole Trust (10)                            963                              963                          0
Sara K. Stangroom (7)                                 549                              549                          0
Lucy A. Stangroom (7)                                 595                              595                          0
Diana M. Stangroom (7)                                361                              361                          0
Janet A. Stangroom (8)                                361                              361                          0
Nigel D. Stangroom                                    148                              148                          0
Alison J. Gribbon                                     565                              565                          0


------------------------------------


         (1) David Sprake, Luke Rainey and Louisa Rainey are trustees of the Dorothy Rainey Settlement and, as a result, each could be deemed to beneficially own all of the 13,597 shares owned directly by this Settlement.

         (2) George A. Catchpole and Helen M. Catchpole are married. As a result, each could be deemed to beneficially own the 5,364 shares owned directly by Mr. Catchpole and the 963 shares owned by Mrs. Catchpole.

         (3) Peter F. Catchpole and Audrey Catchpole are married. As a result, each could be deemed to beneficially own the 7,072 shares owned directly by Mr. Catchpole and the 1,060 shares owned by Mrs. Catchpole.

         (4) Michael Orr and Juliet Orr are trustees of the Claire Catchpole Settlement and, as a result, each could be deemed to beneficially own all of the 4,116 shares owned directly by this Settlement.

         (5) Michael Orr and Juliet Orr are trustees of the Andrew Catchpole Settlement and, as a result, each could be deemed to beneficially own all of the 4,119 shares owned directly by this Settlement.

         (6) Michael Orr and Juliet Orr are trustees of the Nick Reeve Settlement and, as a result, each could be deemed to beneficially own all of the 1,498 shares owned directly by this Settlement.

         (7) Neville Stangroom and Diana Stangroom are married. Mr. and Mrs. Stangroom are also the parents of Sara Stangroom and Lucy Stangroom, who reside with Mr. and Mrs. Stangroom. As a result, Mr. Stangroom and Mrs. Stangroom could each be deemed to beneficially own the 2,062 shares owned directly by Mr. Stangroom, the 361 shares owned directly by Mrs. Stangroom, the 549 shares owned directly by Sara Stangroom and the 595 shares owned directly by Lucy Stangroom.

         (8) David Stangroom and Janet Stangroom are married. As a result, each could be deemed to beneficially own the 2,496 shares owned directly by Mr. Stangroom and the 361 shares owned by Mrs. Stangroom.

         (9)      Richard Catchpole and George Catchpole are trustees of the G.
                  A. Catchpole Trust and, as a result, each could be deemed to beneficially own all of the 963 shares owned directly by this trust.

         (10) Helen Catchpole and Robert Catchpole are trustees of the H. M. Catchpole Trust and, as a result, each could be deemed to beneficially own all of the 963 shares owned directly by this trust.



                              PLAN OF DISTRIBUTION


           We are registering the shares of our common stock described in this prospectus for the selling shareholders. Subject to the limitations on the use of this prospectus described below, the "selling shareholders" also include persons who receive shares as a gift from a selling shareholder, commonly known as donees, and persons who receive shares from a selling shareholder as collateral to secure a loan, commonly known as pledgees, who are selling shares received from a named selling shareholder after the date of this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. The selling shareholders, however, will pay for any brokerage commissions and similar selling expenses, if any, attributable to the sale of their shares. Sales of the shares may be made by selling shareholders from time to time in one or more types of transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. They also have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.


           The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

           The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholder, including in connection with distributions of the common stock by the broker-dealers. The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of their shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling shareholders may also loan or pledge their shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, may sell or otherwise transfer the pledged shares.

           The selling shareholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In that event, any commissions received by the broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each of the selling shareholders for liabilities they incur for selling their shares using this prospectus, including liabilities arising under the Securities Act. The selling shareholders, however, have indemnified us for any liabilities arising out of information furnished to us on behalf of the selling shareholder for use in this prospectus. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

           Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market.

           Selling shareholders may also resell all or a portion of their common stock in open market transactions in reliance upon the SEC's Rule 144 without delivering this prospectus, provided they meet the criteria and conform to the requirements of that rule.

           If a selling shareholder notifies us that it has entered into a material arrangement with a broker-dealer for the sale of that selling shareholder's shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement or an amendment to this prospectus. Any such supplement would disclose the name of each of those selling shareholders and of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold, the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and the other facts material to the transaction. In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

           Sales of a substantial number of shares of the common stock in the public market by the selling shareholders or even the potential of such sales could adversely affect the market price for our common stock, which could have a direct impact on the value of the shares being offered by the selling shareholder.

                                  LEGAL MATTERS

           The validity of the shares of common stock has been passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

           The financial statements and schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000) have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

================================================================================


We have not authorized any dealer,
salesperson or other person to give any
information or to make any representations other than those contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.
The information in this prospectus is
current as of August , 2000.


         ____________________                       SEACOR SMIT Inc.




                                                     125,414 Shares


                                                          of

                                                     Common Stock




                                                  ------------------

                                                 P R O S P E C T U S
                                                  ------------------








                                                    August  , 2000


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

           The following table sets forth an estimate of the various costs and expenses payable by the Registrant in connection with the sale of the shares being registered hereby:


         SEC registration fee....................................       $1,384
         Legal fees and expenses.................................       25,000
         Accounting fees and expenses............................        1,500
         Miscellaneous...........................................          500
                                                                 -------------
                   Total........................................$       28,384
                                                                 =============



Item 15.  Indemnification and Limitation of Liability of Directors and Officers.

           As more fully described below, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Amended and Restated By-laws provides that we shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

           Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person's conduct was unlawful.

           Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above.

           Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

           Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors or our stockholders for monetary damages for breach of the fiduciary duty of care as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

Item 16.  Exhibits.

      Number                                                        Description


       2.1* Share Purchase Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto.

       4.1* Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto

       5.1*                Opinion of Weil, Gotshal & Manges LLP

      23.1**               Consent of Arthur Andersen LLP

      23.2* Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1)

      24.1* Power of Attorney (included on signature page to the Registration Statement)




----------------------


* Previously filed as an exhibit to the initial Registration Statement on Form S-3 filed on May 19, 2000.

** Filed as an exhibit herewith.

Item 17.  Undertakings.


           (1)       The undersigned registrant hereby undertakes:

                           (a) To file, during any period in which offers or
                     sales are being made, a post-effective amendment to this registration statement:

                                    (i) to include any prospectus required by
                     Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) to reflect in the prospectus any facts
                     or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                                    (iii) to include any material information
                     with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                     provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                               (b) That, for the purpose of determining any
                     liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               (c) To remove from registration by means of a
                     post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

           (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering there.

           (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 7, 2000.


                                            SEACOR SMIT INC.


                                            By: /s/ Randall Blank
                                                --------------------------------
                                                Randall Blank
                                                Executive Vice President,
                                                 Chief Financial Officer and
                                                 Secretary




                                POWER OF ATTORNEY



           Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                  Title                               Date
----------                                  -----                               ----

          *                   Chairman of the Board of Directors,          August 7, 2000
---------------------------   President and Chief Executive Officer
Charles Fabrikant             (Principal Executive Officer)



/s/ Randall Blank             Executive Vice President, Chief              August 7, 2000
---------------------------   Financial Officer and Secretary
Randall Blank                 (Principal Financial Officer )



          *                   Director                                     August 7, 2000
---------------------------
Michael E. Gellert





                                      II-5


                              Director
---------------------------
Andrew R. Morse



          *                   Director                                    August 7, 2000
---------------------------
Granville E. Conway


          *                   Director                                    August 7, 2000
---------------------------
Stephen Stamas


          *                   Director                                    August 7, 2000
---------------------------
Richard M. Fairbanks III


          *                   Director                                    August 7, 2000
---------------------------
Pierre de Demandolx


          *                   Director                                    August 7, 2000
---------------------------
Antoon Kienhuis


          *                   Vice President                              August 7, 2000
---------------------------   (Principal Accounting Officer and
Lenny P. Dantin               Controller)



 *By: /s/ Randall Blank
      ---------------------------
      Randall Blank
      Attorney-in-fact



                                  EXHIBIT INDEX



           Number                            Description
           ------                            -----------


            23.1                    Consent of Arthur Andersen LLP














                                      II-7